Exhibit 10.21

ONKURE THERAPEUTICS, INC.

OUTSIDE DIRECTOR COMPENSATION POLICY

Reneo Pharmaceuticals, Inc. (which, as of the Closing, as defined in that certain Agreement and Plan of Merger entered into by and among Reneo Pharmaceuticals, Inc., Radiate Merger Sub I, Inc., Radiate Merger Sub II, LLC, and OnKure, Inc., dated May 10, 2024, as may be amended from time to time (the “Merger Agreement”) is expected to operate under the name, “OnKure Therapeutics, Inc.”) (the “Company”) believes that the granting of equity and cash compensation to members of the Company’s Board of Directors (the “Board,” and members of the Board, “Directors”) who are not employees represents an effective tool to attract, retain and reward such Directors. Unless otherwise defined herein, capitalized terms used in this Policy will have the meaning given such term in the Company’s 2024 Equity Incentive Plan, as amended from time to time, or if such plan no longer is in use at the time of the grant of an equity award, the meaning given such term or similar term in the equity plan then in place and primarily used by the Company and under which non-employee Directors are eligible to receive awards (the “Plan”). This Outside Director Compensation Policy (the “Policy”) is intended to formalize the Company’s policy regarding cash compensation and grants of equity awards to Directors who are not employees of the Company or any of its Parents or Subsidiaries (“Outside Directors”). Each Outside Director will be solely responsible for any tax obligations incurred by such Outside Director as a result of the equity awards and cash and other compensation such Outside Director receives under this Policy.

1. Effective Date. This Policy will be effective as of immediately prior to the First Effective Time (as defined in the Merger Agreement). In the event that the Merger Agreement is terminated without the Closing having occurred, then this Policy also will terminate as of such time.

2. Cash Compensation.

2.1 Board Member Annual Cash Retainer. Following the Closing, each Outside Director will be paid an annual cash retainer of $40,000 (an “Annual Retainer”). There are no per-meeting attendance fees for attending Board meetings or meetings of any committee of the Board.

2.2 Additional Annual Cash Retainers. Following the Closing, each Outside Director who serves as the Non-Employee Chair of the Board, or the chair or a member of a committee of the Board, will be eligible to earn additional annual fees as follows (an “Additional Retainer”):

Non-Employee Chair of the Board:	$30,000
Audit Committee Chair:	$15,000
Audit Committee Member:	$7,500
Compensation Committee Chair:	$10,000
Compensation Committee Member:	$5,000
Nominating and Governance Committee Chair:	$8,000
Nominating and Governance Committee Member:	$4,000

For clarity, each Outside Director who serves as the chair of a committee will receive only the additional annual fee as the chair of the committee and not the additional annual fee as a member of such committee while serving as such chair, provided, that the Outside Director who serves as the Non-Employee Chair of the Board will receive the annual fee for services provided in such role as well as the annual fee as an Outside Director.

2.3 Payment Timing and Proration. Except as provided in Section 3, each Annual Retainer and Additional Retainer (in either case, a “Cash Retainer”) under this Policy will be paid quarterly in arrears on a prorated basis to each Outside Director who has served in the relevant capacity at any time during the immediately preceding fiscal quarter of the Company (“Fiscal Quarter”), and such payment will be made no later than thirty (30) days following the end of such immediately preceding Fiscal Quarter. For clarity, an Outside Director who has served as an Outside Director, as a member of an applicable committee (or chair thereof), or as Non-Employee Chair of the Board during only a portion of the relevant Fiscal Quarter will receive a prorated payment of the quarterly installment of the applicable Cash Retainer(s), calculated based on the number of days during such Fiscal Quarter such Outside Director has served in the relevant capacities. For clarity, an Outside Director who has served as an Outside Director, as a member of an applicable committee (or chair thereof), or as Non-Employee Chair of the Board from the Closing through the end of the Fiscal Quarter containing the Closing (the “Initial Period”), as applicable, will receive a prorated payment of the quarterly installment of the applicable Cash Retainer(s), calculated based on the number of days during the Initial Period that such Outside Director has served in the relevant capacities.

3. Election to Receive Equity Compensation in Lieu of Cash Retainers. Each Outside Director may elect to receive all of such Outside Director’s Cash Retainers, with respect to services performed in a future Fiscal Year (or certain portion of the applicable Fiscal Year with respect to an Initial Election or Initial Director Election, each as defined below), in the form of Restricted Stock Units in lieu of cash payments of such Cash Retainers (such Restricted Stock Units in lieu of the Cash Retainers, the “Retainer Awards,” and such election, a “Retainer Election”).

3.1 Retainer Election. Each Retainer Election must be delivered to the Company’s Legal Department (or other Company designee, as applicable), in the form and manner specified by the Board (or other Committee, as applicable), within the applicable period set forth in this Section 3.1. An Outside Director who fails to make a timely Retainer Election will not receive any Retainer Awards for the Fiscal Year to which such Retainer Election otherwise would have applied (or applicable portion of the Fiscal Year with respect to the Initial Election), and instead will receive the applicable Cash Retainers payable in accordance with Section 2 above.

3.1.1 Initial Election. Each individual who is an Outside Director as of immediately following the Closing may make a Retainer Election with respect to the Cash Retainers payable to such Outside Director for Board services to be performed in the portion of Fiscal Year 2024 beginning as of the date of the Closing (the “Closing Date”) through the last day of such Fiscal Year (the “Initial Election”), as follows. The Initial Election may be made while such Outside Director is not restricted from trading Shares (including without limitation, to the extent applicable to such individual, pursuant to the Company’s insider trading policy) at such time of making such election. The Initial Election must be made no later than 5:00 p.m., Mountain Time, on the date that is five (5) business days prior to the date of the Closing (such election deadline, the “Initial Election Deadline”), and, except as provided in Section 3.1.4 below, the Initial Election will become effective and irrevocable as of the Initial Election Deadline. For clarity, if an individual is restricted from trading Shares (including without limitation pursuant to the Company’s insider trading policy, as applicable) during the entire period through the Initial Election Deadline that but for such restrictions the individual would have had the opportunity to make an Initial Election, then such individual will not be eligible to make an Initial Election.

3.1.2 Annual Election. Each individual who otherwise is eligible to receive any future Cash Retainer may make a Retainer Election with respect to the Cash Retainers payable to such individual for Board services to be performed in the first Fiscal Year following the Fiscal Year in which the Retainer Election is made (an “Annual Election”), as follows. The Annual Election must be made while such individual is not restricted from trading Shares (including without limitation pursuant to the Company’s insider trading policy, as applicable), but no later than 5:00 p.m., Mountain Time on December 1, in the Fiscal Year immediately preceding the Fiscal Year to which the payments of the Cash Retainers relate (such election deadline, the “Annual Election Deadline”), provided that such Outside Director is not restricted from trading Shares (including without limitation pursuant to the Company’s insider trading policy, as applicable) at such time of making such election. Except as provided in Section 3.1.4 below, the Annual Election shall become effective and irrevocable as of the Annual Election Deadline. For clarity, if an individual is restricted from trading Shares (including without limitation pursuant to the Company’s insider trading policy, as applicable) during the entire period through the Annual Election Deadline that but for such restrictions the individual would have had the opportunity to make an Annual Election, then such individual will not be eligible to make an Annual Election.

3.1.3 Initial Director Election. Each individual who first becomes an Outside Director following the Closing Date may make a Retainer Election with respect to the Cash Retainers payable to such Outside Director for services to be performed in the Fiscal Year in which such individual first becomes an Outside Director (the “Initial Director Election”), as follows. The Initial Director Election may be made while such individual is not restricted from trading Shares (including without limitation, pursuant to the Company’s insider trading policy, as applicable) and by no later than 5:00 p.m., Mountain Time on the day immediately prior to the date that the individual first becomes an Outside Director (such election deadline, the “Initial Director Election Deadline”). Except as provided in Section 3.1.4 below, the Initial Election shall become effective and irrevocable as of the Initial Director Election Deadline. For clarity, if an individual is restricted from trading Shares (including without limitation pursuant to the Company’s insider trading policy, as applicable) during the entire period through the Initial Director Election Deadline that but for such restrictions the individual would have had the opportunity to make an Initial Director Election, then such individual will not be eligible to make an Initial Director Election.

3.1.4 Revocation. An Outside Director may revoke such Outside Director’s Retainer Election by providing written notice to the Company’s Legal Department (or other Company designee, as applicable), provided that such Outside Director is not restricted from trading Shares (including without limitation pursuant to the Company’s insider trading policy, as applicable) at the time of such revocation:

(a) in the case of an Initial Election, during Fiscal Year 2024 but no later than the Initial Election Deadline;

(b) in the case of an Annual Election, no later than the Annual Election Deadline in the Fiscal Year immediately prior to the Fiscal Year to which the Cash Retainer applies; or

(c) in the case of an Initial Director Election, no later than the Initial Director Deadline.

3.2 Retainer Awards. If an Outside Director has made a valid and timely Retainer Election to receive Retainer Awards in lieu of such Outside Director’s Cash Retainers, then such Outside Director automatically will be granted a Retainer Award on the last day of the applicable Fiscal Quarter in respect of the Board services provided during such quarters (or in the case of an Initial Election, on December 31, 2024, in respect of the Board services provided in Fiscal Year 2024), in each case subject to the Outside Director remaining a Service Provider through such date. If an Outside Director has not remained a Service Provider through such date, the Outside Director will not receive the applicable Retainer Award and instead will receive the applicable amount of Cash Retainers for the Outside Director’s Board services provided during such Fiscal Quarter. The Retainer Award will cover such number of Shares equal to (i) the dollar amount of the aggregate Cash Retainers that the Outside Director elects to forgo over the course of an applicable quarter covered by a Retainer Election, divided by the Fair Market Value of a Share on the date of grant of such Retainer Award, provided that any resulting fractional Share will be rounded to the nearest whole Share using standard rounding principles. Retainer Awards will be subject to certain terms and conditions as provided for in Section 4 below. Each Retainer Award will be automatic and nondiscretionary, except as otherwise provided herein. Each Retainer Award will be fully vested as of the date of its grant.

4. Equity Compensation. Outside Directors will be eligible to receive all types of Awards (except Incentive Stock Options) under the Plan, including discretionary Awards not covered under this Policy. All grants of Awards to Outside Directors pursuant to Sections 4.2, 4.3 and 4.4 of this Policy will be automatic and nondiscretionary, except as otherwise provided herein, and will be made in accordance with the following provisions:

4.1 No Discretion. No person will have any discretion to select which Outside Directors will be granted Awards under this Policy or to determine the number of Shares to be covered by such Awards (except as provided in Sections 4.5.4 and 10 below).

4.2 Closing Awards. Each individual who is an Outside Director as of immediately following the First Effective Time automatically will be granted an award of Options (a “Closing Award”) to purchase 153,000 Shares. The Closing Award will be granted on the date of the First Effective Time; provided that, if the Merger Agreement is terminated without the Closing having occurred, then each Closing Award automatically will be forfeited as of such time. If an individual was an Inside Director, becoming an Outside Director at any time after August 1, 2024, due to termination of the individual’s status as an Employee will not entitle the Outside Director to a Closing Award. Each Closing Award will be scheduled to vest as to one thirty-sixth (1/36th) of the Shares subject to the Closing Award each month following the Closing

Award’s grant date on the same day of the month as such grant date (or on the last day of the month, if there is no corresponding day in such month), in each case subject to the Outside Director remaining a Service Provider through the applicable vesting date. Notwithstanding the foregoing, no Closing Award will become exercisable prior to the Closing.

4.3 Initial Awards. Each individual who first becomes an Outside Director following the Closing Date automatically will be granted an award of Options (an “Initial Award”) to purchase 153,000 Shares. The grant date of the Initial Award will be the first Trading Day on or after the date on which such individual first becomes an Outside Director, whether through election by the stockholders of the Company or appointment by the Board to fill a vacancy. If an individual was an Inside Director, becoming an Outside Director due to termination of the individual’s status as an Employee will not entitle the Outside Director to an Initial Award. Each Initial Award will be scheduled to vest as to one thirty-sixth (1/36th) of the Shares subject to the Initial Award each month following the Initial Award’s grant date on the same day of the month as such grant date (or on the last day of the month, if there is no corresponding day in such month), in each case subject to the Outside Director remaining a Service Provider through the applicable vesting date.

4.4 Annual Award. On the first Trading Day immediately following each Annual Meeting of the Company’s stockholders (an “Annual Meeting”) that occurs after the Closing Date, each Outside Director automatically will be granted an award of Options to purchase 76,500 Shares (the “Annual Award”), subject to the Outside Director remaining a Service Provider on the grant date; provided, however, that if an individual commenced service as an Outside Director after the date of the Annual Meeting that occurred immediately prior to such Annual Meeting (or if there is no such prior Annual Meeting, then after the Closing Date), then the Annual Award granted to such Outside Director will be prorated based on the number of whole months that the individual served as an Outside Director prior to the Annual Award’s grant date during the twelve (12) month period immediately preceding such Annual Meeting (with any resulting fractional Share rounded down to the nearest whole Share). The Annual Award will be scheduled to vest in full on the earlier of the one-year anniversary of the Annual Award’s grant date or the day immediately prior to the date of the next Annual Meeting that occurs after the Annual Award’s grant date, subject to the Outside Director remaining a Service Provider through such vesting date.

4.5 Additional Terms of Initial Awards and Annual Awards. In addition to the foregoing terms under this Section 4, the terms and conditions of each Retainer Award, Closing Award, Initial Award and Annual Award (each, a “Policy Award”) will be as follows.

4.5.1 The term of each Policy Award will be ten (10) years, subject to earlier termination as provided in the Plan.

4.5.2 The per-Share exercise price of each Policy Award will be equal to one hundred percent (100%) of the Fair Market Value on such Policy Award’s grant date.

4.5.3 Each Policy Award will be granted under and subject to the terms and conditions of the Plan and the applicable form of Award Agreement previously approved by the Board or its Committee (as defined below), as applicable, for use thereunder.

4.5.4 The Board or its Committee, as applicable and in its discretion, may change and otherwise revise the terms of Policy Awards to be granted in the future pursuant to this Policy, including without limitation the number of Shares subject thereto and type of Award.

Notwithstanding any contrary provision in this Policy, no Policy Award will be granted under this Policy to an individual unless such individual is a Service Provider as of the Policy Award’s grant date.

5. Change in Control. In the event of a Change in Control, each Outside Director will fully vest in his or her outstanding Policy Awards, as of immediately prior to the Change in Control, provided that the Outside Director continues to be an Outside Director through immediately prior to such Change in Control.

6. Annual Compensation Limit. In any Fiscal Year, no Outside Director may be granted equity awards (including any Awards granted under the Plan), the value of which will be based on their grant date fair value determined in accordance with GAAP, and be provided any cash retainers or fees in amounts that, in the aggregate, exceed $750,000; provided that such amount is increased to $1,000,000 in the Fiscal Year of his or her initial service as an Outside Director. Any equity awards or other compensation provided to an individual (a) for his or her services as an Employee, or for his or her services as a Consultant other than as an Outside Director, or (b) prior to the Closing, will be excluded for purposes of this Section 6. For purposes of determining when cash retainers or fees are provided, any deferral elections to delay payout timing will be disregarded.

7. Travel Expenses. Each Outside Director’s reasonable, customary and properly documented travel expenses to meetings of the Board and any of its committees, as applicable, will be reimbursed by the Company.

8. Adjustments. In the event that any dividend or other distribution (whether in the form of cash, Shares, other securities or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, reclassification, repurchase, or exchange of Shares or other securities of the Company, or other change in the corporate structure of the Company affecting the Shares occurs (other than any ordinary dividends or other ordinary distributions), the Administrator, in order to prevent diminution or enlargement of the benefits or potential benefits intended to be made available under this Policy, will adjust the number and class of shares of stock that may be delivered pursuant to Policy Awards and/or the number, class, and price of shares of stock covered by each outstanding Policy Award. For purposes of clarity, the number of Shares that will be subject to any Closing Awards, Initial Awards, and Annual Awards specified in Section 4 will be subject to adjustment under this Section 8 upon any Nasdaq Reverse Stock Split, as defined in the Merger Agreement, even if such Nasdaq Reverse Stock Split is effected prior to the Effective Date.

9. Section 409A. In no event will cash compensation or taxable expense reimbursement payments under this Policy be paid after the later of (a) the fifteenth (15th) day of the third (3rd) month following the end of the Company’s taxable year in which the compensation is earned or expenses are incurred, as applicable, or (b) the fifteenth (15th) day of the third (3rd) month following the end of the calendar year in which the compensation is earned or expenses are incurred, as applicable, in compliance with the “short-term deferral” exception under Section 409A. It is the intent of this Policy that this Policy and all payments hereunder be exempt from or otherwise comply with the requirements of Section 409A so that none of the compensation to be provided hereunder will be subject to the additional tax imposed under Section 409A, and any ambiguities or ambiguous terms herein will be interpreted to be so exempt or comply. Each payment and benefit under this Policy is intended to be a separate payment for purposes of Section 409A. In no event will the Company or any of its Parents or Subsidiaries have any responsibility, liability, or obligation to reimburse, indemnify, or hold harmless an Outside Director (or any other person) for any taxes imposed, or other costs incurred, as a result of Section 409A.

10. Revisions. The Board or any committee of the Board that has been designated appropriate authority with respect to Outside Director compensation (the “Committee”) may amend, alter, suspend or terminate this Policy, or any part thereof, at any time and for any reason. For clarity, any committee of the Board that has been designated authority with respect to certain portions of Outside Director compensation will have the authority to amend, alter, suspend or terminate the compensation under this Policy to which such designated authority applies. Further, the Board may provide for cash, equity, or other compensation to Outside Directors in addition to the compensation provided under this Policy. No amendment, alteration, suspension or termination of this Policy will materially impair the rights of an Outside Director with respect to compensation that already has been paid or awarded, unless otherwise mutually agreed between the Outside Director and the Company. Termination of this Policy will not affect the Plan administrator’s ability to exercise the powers granted to it under the Plan with respect to Awards granted pursuant to this Policy.

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